EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 15, 2005, relating to the financial statements and financial statement schedule of Applied Films Corporation and Subsidiaries as of July 2, 2005 and for the fiscal year then ended and management's report on internal controls over financial reporting as of July 2, 2005, appearing in the Annual Report on Form 10-K of Applied Films Corporation and Subsidiaries for the fiscal year ended July 2, 2005.

/s/ DELOITTE & TOUCHE LLP

Denver, CO
February 27, 2006